BLACK MOUNTAIN HOLDINGS, INC.

Date: April 19, 2005
To: Sami Miro
From: Andy Moorer
Re: Additional Terms of BMH PPM and Sale of Vairex Stock

Pursuant to our previous conversations, the transaction contemplated between Black Mountain Holdings, Inc. (BMH) and Sami Miro (Miro) is amended as follows:

1.)     The basic terms:
a.

The sale of 750,000 shares of Vairex Common Stock owned by BMH to Miro pursuant to a Stock Purchase Agreement in exchange for a Note bearing interest at the current prime rate with a maturity date of September 30, 2005. The Note is to be paid in monthly installments of $12,500 beginning April 30, 2005. Upon retirement of the Note, 750,000 shares of Vairex Common Stock will be transferred to Miro. Should any portion of the Note remain unpaid by September 30, 2005 then the Vairex Common Stock will be transferred to Miro on a pro-rata basis based on actual payments received.

b.

The sale of BMH Common Stock to Miro pursuant to a Subscription Agreement for cash. The shares of BMH Common Stock will be issued to Miro in proportion to actual cash payments received from Miro up to a maximum of 750,000 shares and $75,000. The Subscription Agreement expires December 31, 2005.

c.

The issuance of BMH Common Stock pursuant to a Consultation and Securities Compensation Agreement for services. The shares of BMH Common Stock will be issued to Miro in monthly installments of 50,000 shares per month during the initial term of the agreement (January 2005-May 2005).

2.)       If additional shares are issued to me for services rendered to BMH (and/or subsidiaries), the result of which increases the total outstanding shares in BMH in excess of 3M (without contemplating the pending transactions between BMH and Miro referred to above), or if loans to BMH (and/or subsidiaries) made personally by me are converted into stock rather than repaid, the result of which increases the total outstanding shares in BMH in excess of 3M (without contemplating the pending transactions between BMH and Miro referred to above), then BMH will compensate Miro on a share for share basis sufficiently enough to mitigate the dilution Miro would incur from the issuances made to me.

3.)       BMH will not enter into any financing arrangement, the result of which would be to dilute your ownership interest without prior authorization from you, said authorization to not be unreasonably withheld.

If the aforementioned is in agreement with your understanding of the nature of the changes to our previously distributed documents, please indicate your concurrence by signing below and I will make the necessary changes to the documents for execution purposes.

I concur with the changes described above:_______________________    Date:_______

7301 East Sundance Trail; Suite C-101a / Carefree, Arizona 85377
P.O. Box 3618 / Carefree, Arizona 85377
(480) 488-9053